Exhibit 99.4

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this “Agreement”), dated as of May 16, 2022 is entered into by and among (i) HHLR Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“HHLR”), (ii) YHG Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“YHG”, and, together with HHLR, the “Transferors” and, each, a “Transferor”) and (iii) ACE Smart Investments Limited (the “Transferee”), a company incorporated in Hong Kong whose registered office is at Flat/Rm 1901 19/F, Lee Garden One, 33 Hysan Avenue Causeway Bay, HK. The Transferors, on the one hand, and the Transferee, on the other hand, are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Transferors hold 886,443 American Depository Shares (the “ADSs”) of Fang Holdings Limited (the “Company”), an exempted company incorporated in the Cayman Islands with limited liability, each representing ten Class A ordinary shares of the Company.

WHEREAS, the Transferors intend to sell to the Transferee, and the Transferee intends to purchase from the Transferors, the ADSs on such terms and conditions set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Anti-Money Laundering Law” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business and dealings of the Transferee or its shareholders; such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, and all money laundering-related laws of other jurisdictions where the Transferee or its shareholders conduct business or own assets;

“Business Day” means a day (other than a Saturday, Sunday or any day which is a public holiday) on which banks are open for general banking purposes in New York, Hong Kong SAR and the Cayman Islands;

“Completion” means the sale and purchase of the ADSs in accordance with Clause 4;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement;

“Group” means the Company and each of its subsidiaries, and “Group Company” means any member of the Group;

“Records” means all books, records and documents (including financial, business or trading information, books, data, information or documents (including in electronic format)) used or maintained by any Group Company or the Transferee in relation to its business;

“Representatives” means, in relation to a Party, its affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Transaction” means the transactions contemplated by this Agreement;

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(b)	every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after Completion provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(c)	references to “US$” are references to the lawful currency from time to time of the United States of America; and

(d)	references to times of the day are to Hong Kong time unless otherwise stated.

1.3	The heading contained within in this Agreement are included for convenience only, and shall not affect the construction of this Agreement.

2.	SALE AND PURCHASE OF ADSS

2.1	The Transferors hereby sell to the Transferee, and the Transferee purchases from the Transferors, the ADSs, free from all Encumbrances in consideration of the Transfer Price set out in Clause 3 with effect from Completion.

2.2	The ADSs shall be sold and purchased with all rights and obligations attached according to the constitutional documents of the Company as at Completion.

3.	TRANSFER PRICE

The Transferors shall sell to the Transferee, and the Transferee shall purchase from the Transferors, the ADSs at an aggregate purchase price of US$4,387,892.85 (the “Transfer Price”).

4.	CONDITION

4.1	The representations and warranties contained in Clauses 6.1, 6.2 and 6.3 of this Agreement shall have been true and correct (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date) (the “Condition”).

4.2	If the Condition is satisfied but the Transferee fails to consummate the Completion within fourteen (14) days from the date of this Agreement, the Transferors may elect to terminate this Agreement, in which case this Agreement shall cease to have effect immediately except for the provisions of Clauses 1, 6.5, 6.6, 7 to 14 and any rights or liabilities that have accrued prior to that time.

4.3	The Transferors may, to such extent as it thinks fit, waive Clause 4.2, in whole or in part, by written notice to the Transferee.

5.	COMPLETION

5.1	Completion shall take place on the first Business Day after the satisfaction (or waiver as the case may be) of the Condition, or any other date agreed in writing by the Transferors and the Transferee.

5.2	At Completion:

(a)	the Transferors shall deliver and transfer the ADSs to the Transferee’s settlement account set forth under Exhibit A.

(b)	the Transferee shall:

(i)	pay the Transfer Price to the Transferors’ bank account(s) set forth and according to the allocation amounts under Exhibit A by way of electronic transfer in immediately available funds; and

(ii)	deliver to the Transferors or procure the delivery to the Transferors a copy of a board resolution of the Transferee approving the Transaction and the execution by the Transferee of this Agreement;

5.3	Without prejudice to any other rights and remedies each Party may have, the Parties shall not be obliged to complete the sale and purchase of any of the ADSs unless the sale and purchase of all of the ADSs is completed simultaneously.

5.4	The costs and expenses in connection with the sale and purchase of the ADSs (if any) shall be borne by the Party incurring such costs and expenses.

6.	WARRANTIES AND undertakings

6.1	Each Transferor warrants to the Transferee, and the Transferee warrants to each Transferor, as at the date of this Agreement and as at Completion that:

(a)	it is validly incorporated, in existence, duly registered and in good standing under the laws of its place of incorporation and has full power to conduct its business as conducted at the date of this Agreement;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;

(c)	this Agreement constitutes valid, legal and binding obligations on it, enforceable on it in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally;

(d)	the performance of and compliance with the terms and provisions of this Agreement will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which it is bound, or any law, order or judgment that applies to or binds it or any of its property;

(e)	no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by it to authorise the execution or performance of this Agreement by it.

6.2	The Transferors warrant to the Transferee as at the date of this Agreement and as at Completion that they are the beneficial owners of the ADSs and are entitled to transfer the full ownership of the ADSs on the terms set out in this Agreement, and the ADSs are fully paid up and free from all Encumbrances.

6.3	The Transferee warrants to each Transferor as at the date of this Agreement and as at Completion that:

(a)	it is wholly-owned by Vincent Tianquan Mo (“Mr. Mo”);

(b)	neither it nor Mr. Mo (i) have violated any Anti-Money Laundering Law; or (ii) is the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Law, or received any notice, request or citation for any actual or potential non-compliance with Anti-Money Laundering Law;

(c)	the funds used by it to pay the Transfer Price are legally acquired by it, are not the assets of the Company, China Index Holdings Limited or any person other than it or Mr. Mo, and shall not violate any applicable law (including any Anti-Money Laundering Law), or any judgment or order of any court or regulatory authority; and

(d)	Neither the Transferee nor any of his representatives or affiliates is in possession of any material non-public information that would restrict the ability of the Transferee to execute and deliver this Agreement and to perform its obligations hereunder.

6.4	The Transferee shall and shall procure that each Group Company shall:

(a)	maintain all Records existing as of the date of Completion for a period of seven years starting on the date of Completion; and

(b)	subject to applicable laws and regulations, make available to the Transferors (at the Transferors’ cost) copies of any Records relating to the period up to and including the date of Completion as reasonably required by the Transferors or any of its Representatives to:

(i)	comply with any applicable law;

(ii)	prepare and submit filings, accounts or other reports to a governmental or regulatory authority;

(iii)	perform its obligations pursuant to this Agreement; or

(iv)	to defend any civil, criminal, arbitration, administrative or other proceeding.

6.5	The Transferee shall indemnify and keep indemnified, the Transferors on demand, against any direct or indirect actions, proceedings, claims, losses, expenses (including legal expense) damages, liabilities and/or penalties suffered or incurred by the Transferors or any of its affiliates in relation to or arising from the Transaction.

6.6	Without the Transferors’ prior written consent, the Transferee and his affiliates and representatives shall not use, publish, reproduce, or refer to the Transferors, their affiliates, related parties, controlling persons, or any similar name, trademark or logo in any non-internal discussion, documents or materials, including without limitation for marketing, advertising, publicity, compliance or other purposes.

6.7	In the event the Transferee fails to pay the Transfer Price or comply with other payment obligations by the agreed time set out in this Agreement, the Transferee shall pay to the Transferors interest on such overdue amounts (which shall include any accrued and unpaid interests) at an interest rate of 0.05% per day for each day the Transferee is late.

7.	CONFIDENTIALITY

7.1	Subject to Clause 7.3, each Party:

(a)	shall treat as strictly confidential:

(i)	the provisions of this Agreement and the process of its negotiation;

(ii)	in the case of the Transferors, any information received or held by it or any of its Representatives which relates to the Transferee; and

(iii)	in the case of the Transferee, any information received or held by the Transferee or any of its Representatives which relates to the Transferors,

(together “Confidential Information”); and

(b)	shall not, except with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its Representatives in accordance with Clause 7.2) any Confidential Information.

7.2	Each Party undertakes that it shall only disclose Confidential Information to Representatives where it is reasonably required for the purposes of performing its obligations under this Agreement and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 7 and instructed to comply with this Clause 7 as if they were a party to it.

7.3	Subject to Clause 6.6, Clause 7.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)	such disclosure or announcement is required by law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction; or

(b)	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 7.3.

7.4	No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media, without the prior written consent of the other Party.

7.5	The provisions of this Clause 7 shall survive Completion.

8.	INVALIDITY

In the event that any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority then this shall have the effect of invalidating and striking out only that clause (or any part of any clause) only and, if possible, such clause shall be replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement, and shall not invalidate, or affect the legality or enforceability of, any other clause in this Agreement.

9.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement between the Parties relating to the sale and purchase of the ADSs and, save to the extent expressly set out in this Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.	AMENDMENT AND WAIVER

10.1	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement.

10.2	A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

11.	Assignment

No person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

12.	NOTICES

12.1	Notices served pursuant to any term of this Agreement must be served in writing in English, addressed as provided in Clause 12.2 and served (a) by hand or by courier to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours; or (b) by email to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when despatched provided that any email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours.

12.2	Notices under this Agreement shall be sent for the attention of the person and to the addresses of each Party as set forth in Schedule I attached hereto.

12.3	Any party may change or supplement the addresses given above by giving the other Party written notice of the new address in the manner set forth above.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts by way of electronic transmission in the form of an e-mail attachment (in portable data format (PDF)), and if so, shall be considered an original. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

14.	GOVERNING LAW, DISPUTES AND ARBITRATION

14.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

14.2	Any dispute arising from or in connection with this Agreement (including any question regarding the existence, validity, formation, interpretation, applicability, effect, performance, enforceability, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement) shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules (“Rules”) in force when the Notice of Arbitration is submitted in accordance with such Rules, which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause. The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the Rules. The seat of arbitration shall be Hong Kong. The language of the arbitration proceedings shall be English. Any award of the arbitration tribunal shall be made in writing and shall be final and binding upon the Parties from the day it is made, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. The governing law of this arbitration clause shall be Hong Kong law.

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IN WITNESS WHEREOF, each of the Parties has executed this Share Transfer Agreement:

For and on behalf of

/s/Tianquan Mo
ACE SMART INVESTMENTS LIMITED
Name: Vincent Tianquan Mo
Title: Director

Signature Page to Share Transfer Agreement

IN WITNESS WHEREOF, each of the Parties has executed this Share Transfer Agreement:

For and on behalf of

/s/ Cuifang (Tracy) Ma
HHLR Fund, L.P.
Name: Cuifang (Tracy) Ma
Title: Authorized Signatory

/s/ Cuifang (Tracy) Ma
YHG Investment, L.P.
Name: Cuifang (Tracy) Ma
Title: Authorized Signatory

Signature Page to Share Transfer Agreement

Exhibit A

Settlement Account of Transferee

[Reserved]

Schedule I

Notice Contact Information

[Reserved]